Media Contact:
Dana Stelsel
Director, Corporate Communications
(765) 771-5766
dana.stelsel@wabashnational.com

Investor Relations:
Ryan Reed
Director, Investor Relations
(765) 490-5664
ryan.reed@wabashnational.com
Wabash National Provides Update on Current Environment and 2020 Outlook
LAFAYETTE, Ind., Mar. 20, 2020 - Wabash National Corporation (NYSE: WNC) today announced that as a result of the ongoing COVID-19 outbreak, the Company does not expect to meet its first quarter or full year 2020 guidance provided on February 12, 2020. Given the rapidly evolving situation, the Company is currently unable to quantify the full impact of COVID-19 on its outlook and expects to provide additional information during its first quarter earnings call.
“The guidance we provided in our Q4 call reflected an environment where Wabash anticipated minimal impact on our operations from COVID-19, which was the best information we had at the time. Customer pickups have been behind our initial expectations and we anticipate growing supply chain disruption in the coming weeks.” said Brent Yeagy, president and chief executive officer. “Our highest priority remains the safety, health and well-being of our employees, their families and our communities. We have taken proactive measures to protect our people and will continue to take necessary actions. We are very thankful to our employees for their continued dedication as we collectively work together during this uncertain time.”
About Wabash National Corporation
As the innovation leader of engineered solutions for the transportation, logistics and distribution industries, Wabash National Corporation (NYSE: WNC) is changing how the world reaches you. Headquartered in Lafayette, Indiana, the company’s mission is to enable customers to succeed with breakthrough ideas and solutions that help them move everything from first to final mile. Wabash National designs and manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Supreme®, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.